[Skoda Minotti logo]

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

November 20, 2015

Commissioners:

We have read the statements made by Emerald Small Cap Value Fund (copy attached),  which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Emerald Small Cap Value Fund dated September 30, 2015. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ Skoda Minotti

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PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111-4004

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